EXHIBIT 23.02



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement on Form S-8 of Integrated Systems, Inc., of our reports dated March 27, 1995, except for Note 7, as to which the date is March 31, 1995 on our audits of the financial statements and financial statement schedule of Integrated Systems, Inc. as of February 28, 1995 and 1994 and for the three years in the period ended February 28, 1995, which reports are included in Integrated Systems, Inc., 1995 Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts."




/s/ Coopers & Lybrand L.L.P.
----------------------------
Coopers & Lybrand L.L.P.

San Jose, California
February 20, 1996